                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           ARTHUR J. GALLAGHER & CO.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO

                           ARTHUR J. GALLAGHER & CO.

                             THE GALLAGHER CENTRE
                               TWO PIERCE PLACE
                          ITASCA, ILLINOIS 60143-3141

                                                                 March 28, 1997

Dear Stockholder:

  Your Company's Annual Meeting of Stockholders will be held on Tuesday, May 20, 1997, at 10:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois. Coffee and rolls will be served prior to the meeting.

  The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted on at the meeting. Additionally, J. Patrick Gallagher, Jr., President and Chief Executive Officer of the Company, and I will report on the business and progress of your Company during 1996 and our directors and officers will be available to answer your questions.

  The continued interest of our stockholders in Arthur J. Gallagher & Co. has been very gratifying and we are pleased that in the past so many of you have exercised your right to vote your shares. We hope that you continue to do so.

  Whether or not you plan to attend, please mark, sign, date and return the accompanying proxy card as soon as possible. The enclosed envelope requires no postage if mailed in the United States. If you attend the meeting, you may revoke your proxy if you wish and vote personally.

                                          Cordially,

                                          ROBERT E. GALLAGHER
                                          Chairman of the Board

                           ARTHUR J. GALLAGHER & CO.
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1997

To the Stockholders of
 ARTHUR J. GALLAGHER & CO.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arthur J. Gallagher & Co. (the "Company") will be held Tuesday, May 20, 1997, at 10:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois for the following purposes:

  1. To elect Three Class I directors and to ratify the appointment of one Class II director;

  2. To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997; and

  3. To transact such other business as may properly come before the meeting and any adjournment thereof.

  The Board of Directors has fixed the close of business on March 24, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

  Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Date: March 28, 1997

                                          By Order of the Board of Directors

                                          CARL E. FASIG
                                          Secretary

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                           ARTHUR J. GALLAGHER & CO.
                             THE GALLAGHER CENTRE
                               TWO PIERCE PLACE
                          ITASCA, ILLINOIS 60143-3141

                                PROXY STATEMENT

                              GENERAL INFORMATION
USE OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Arthur J. Gallagher & Co. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 1997, in accordance with the foregoing notice. The Proxy Statement and accompanying proxy are being mailed to stockholders on or about March 28, 1997.

  Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Company and not revoked, will be voted at the Annual Meeting.

  Shares will be voted in accordance with the directions of the stockholder as specified on the proxy. In the absence of directions, the proxy will be voted FOR the election of the Class I directors named as the nominees in this Proxy Statement and the ratification of the appointment of one Class II director to fill a vacancy; and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

RECORD DATE AND VOTING SECURITIES

  The close of business on March 24, 1997 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, the Company had 16,451,591 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote, exercisable in person or by proxy. There are no other outstanding securities of the Company entitled to vote, and there are no cumulative voting rights with respect to the election of directors.

  The presence, in person or by proxy, of a majority of the outstanding shares of the Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are included in the number of shares present and voting for the purpose of determining if a quorum is present. Abstentions are also included in the tabulation of votes cast on proposals presented to the stockholders but broker non-votes are not.

EXPENSES OF SOLICITATION

  All expenses of the solicitation of proxies will be paid by the Company. Officers, directors and regular employees of the Company may also solicit proxies by telephone, facsimile or in person.

                        PRINCIPAL HOLDERS OF SECURITIES

  As of December 31, 1996, there are no beneficial owners of more than 5% of the Company's Common Stock, par value $1.00 per share, which is its only class of issued and outstanding capital stock. The following tabulation shows with respect to each of the directors of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group, fourteen in number, (i) the total number of shares of Common Stock beneficially owned as of March 24, 1997; and (ii) the percent of Common Stock so owned as of the same date.

                                                                        PERCENT
                                                        AMOUNT & NATURE   OF
NAME OF                                                  OF BENEFICIAL  COMMON
BENEFICIAL OWNER                                         OWNERSHIP(1)    STOCK
----------------                                        --------------- -------
Robert E. Gallagher....................................      757,338(2)   4.6%
T. Kimball Brooker.....................................       13,370       *
John G. Campbell.......................................       30,235       *
Michael J. Cloherty....................................       87,502       *
Peter J. Durkalski.....................................       48,385(3)    *
James W. Durkin, Jr. ..................................       53,950       *
J. Patrick Gallagher, Jr...............................      178,120(4)   1.1%
Jack M. Greenberg......................................       24,370       *
Frank M. Heffernan, Jr.................................      281,500(5)   1.7%
Philip A. Marineau.....................................       14,370       *
Walter F. McClure......................................       63,156(6)    *
Gary M. Van der Voort..................................      132,326(7)    *
James R. Wimmer........................................       26,120(8)    *
All directors and executive officers as a group (14
 persons)..............................................    1,768,574     10.5%

--------
*  Less than 1%
(1) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Unless otherwise stated in these notes, each person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options exercisable within sixty days are deemed outstanding for the purpose of computing the number and percentage owned by such person, but are not deemed outstanding for the purpose of computing the percentage owned by each other person listed. Includes shares which the listed beneficial owner has a right to acquire within sixty days as follows: T. Kimball Brooker, 3,370 shares; John G. Campbell, 13,350 shares; Michael J. Cloherty, 27,500 shares; Peter J. Durkalski, 23,500 shares; James W. Durkin, Jr., 43,143 shares; J. Patrick Gallagher, Jr., 47,500 shares; Jack M. Greenberg, 22,370 shares; Frank M. Heffernan, Jr., 17,500 shares; Philip A. Marineau, 14,370 shares; Walter
    F. McClure, 48,250 shares; Gary M. Van der Voort, 84,000 shares; James R. Wimmer, 22,120 shares; all directors and executive officers as a group (14 persons), 391,973 shares.
(2) Includes 75,000 shares held in trust for the benefit of Robert E. Gallagher's grandchildren, 100,000 shares held by a limited partnership of which Robert E. Gallagher and Isabel Gallagher, his wife, are the general partners, 100,000 shares held in trust for the benefit of Isabel Gallagher, and 69,012 shares held in the Lauren E. Gallagher Trust under which Robert E. Gallagher is a trustee.

(3) Includes 4,885 shares held in trust for the benefit of his minor children by his wife, Delores Durkalski, and another as trustees.
(4) Includes 35,220 shares held in trust for the benefit of his minor children by his wife, Anne M. Gallagher, and another as trustees and 24,134 shares held by his wife.
(5) Includes 264,000 shares held in trust by Frank M. Heffernan, Jr. and Lenore B. Heffernan, his wife, as trustees.
(6) Includes 11,600 shares held in trust by Walter F. McClure and Alice M. McClure, his wife, as trustees.
(7) Includes 3,600 shares held as custodian for the benefit of his children under the Uniform Gift to Minors Act.
(8) Includes 4,000 shares held by his wife, Gertrude A. Wimmer.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company currently consists of ten directors. The directors are divided into three classes: three Class I directors have terms expiring at the 1997 Annual Meeting; four Class II directors have terms expiring in 1998; and three Class III directors have terms expiring in 1999. Each class of directors is elected to three-year terms at sequential annual meetings once every three years.

  Set forth below is information concerning the nominees for election as Class I directors as well as information concerning all other current directors. The Board of Directors recommends a vote FOR the election of such nominees and the ratification of the appointment of one Class II director to fill a vacancy. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR all the nominees named below and the ratification of the appointment of one Class II director unless such authority is withheld. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy is required to elect directors.

  If elected, each nominee for Class I director will serve until the 2000 annual election of directors or until his successor is elected and qualified, or until his earlier death, resignation or removal. T. Kimball Brooker, J. Patrick Gallagher, Jr. and James R. Wimmer are currently members of the Board of Directors as Class I directors, each having been previously elected by the stockholders. Messrs. Brooker, J. Patrick Gallagher, Jr. and Wimmer are the nominees for re-election as Class I directors for three-year terms. The enclosed proxy cannot be voted for more than three nominees. Should any nominee be unavailable to serve or for good cause refuse to serve, an event which the Board of Directors does not anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby for the election of such other nominee, if any, as they may select.

  Frank M. Heffernan, Jr. is currently a member of the Board of Directors as a Class II director, having been appointed to fill a vacancy in such Class on May 21, 1996. The Company's Restated Certificate of Incorporation and By-laws provide that any director appointed to fill a vacancy shall hold office until the expiration of the term of the class of directors to which he was elected, which in this case occurs at the 1998 Annual Meeting. The Board of Directors has determined, however, that it would be desirable to obtain ratification of the appointment of Mr. Heffernan. If the ratification of the appointment should fail to be approved by the holders of a majority of the voting stock represented at the Annual Meeting or any adjournment thereof, such appointment shall nevertheless remain in effect until the 1998 Annual Meeting (or the earlier death, resignation or removal of such appointee), but an adverse vote will be considered as a direction to the Board to select another nominee for election to a Class II directorship at the 1998 Annual Meeting.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
               AS CLASS I DIRECTORS WITH TERMS EXPIRING IN 2000

                                      YEAR FIRST ELECTED DIRECTOR, BUSINESS
             NAME             AGE       EXPERIENCE AND OTHER DIRECTORSHIPS
             ----             ---     -------------------------------------
 T.Kimball Brooker...........  57   Director since 1994; President, Barbara
                                    Oil Company since 1989; Managing Director,
                                    Morgan Stanley & Co., Inc. from 1978 to
                                    1988; Director of Zenith Electronics
                                    Corporation.
 J.Patrick Gallagher, Jr.(1).  45   Director since 1986; Chief Executive
                                    Officer since 1995; President since 1990;
                                    Chief Operating Officer from 1990 to 1994;
                                    Vice President- Operations from 1985 to
                                    1990.
 James R. Wimmer(2)..........  68   Director since 1985; Partner, Lord,
                                    Bissell & Brook, attorneys, from 1959 to
                                    1992; General Counsel of Commonwealth
                                    Industries Corporation from 1991 to 1993.
                                    Mr. Wimmer retired as a partner from Lord,
                                    Bissell & Brook in February, 1992 and is
                                    presently of counsel to that firm.

           MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE AS
                CLASS II DIRECTORS WITH TERMS EXPIRING IN 1998

 John G. Campbell............       Director since 1981; Vice President since
                               59   1978.
 Robert E. Gallagher(1)......  74   Director since 1950; Chairman since 1990;
                                    Chief Executive Officer from 1963 to 1994.
 Frank M. Heffernan, Jr......       Director since 1996; Vice President since
                               66   1987.
 Walter F. McClure...........  63   Director since 1981; Senior Vice President
                                    since 1993; Vice President from 1980 to
                                    1993.

           MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE AS
                CLASS III DIRECTORS WITH TERMS EXPIRING IN 1999

 Michael J. Cloherty.........  49   Director since 1982; Executive Vice
                                    President and Chief Financial Officer
                                    since 1996; Vice President-Finance 1981 to
                                    1996.
 Jack M. Greenberg...........  54   Director since 1985; Employed by
                                    McDonald's Corporation since 1982, Vice
                                    Chairman since 1992, Chief Financial
                                    Officer from 1982 to 1996, Chairman of
                                    McDonald's USA since 1996; Director of
                                    McDonald's Corporation, Harcourt General,
                                    Inc. and Stone Container Corporation.
 Philip A. Marineau..........  50   Director since 1991; Employed by Dean
                                    Foods Co. since December, 1996 as
                                    President and Chief Operating Officer;
                                    President from 1993 to 1995 and Chief
                                    Operating Officer from 1992 to 1995 of The
                                    Quaker Oats Company; Director of Dean
                                    Foods Co. and Pete's Brewing Company.

--------
(1) Robert E. Gallagher is an uncle of J. Patrick Gallagher, Jr.
(2) Lord, Bissell & Brook has served as outside counsel to the Company for over twenty years.

BOARD OF DIRECTORS

  The Company's Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company's results of operations and proposed plans and business objectives by the Company's management. During 1996, the Board of Directors met six times. All of the directors attended at least 75% of those meetings and meetings of the committees on which they served. Included among the committees of the Board are standing Nominating, Audit and Compensation Committees.

NOMINATING COMMITTEE

  The Nominating Committee considers new nominees proposed for the Board of Directors and will consider individuals whose names and qualifications are furnished in writing to the Committee (in care of the Chairman at the Company's principal office) by stockholders. Current members of the Nominating Committee are Robert E. Gallagher (Chairman), T. Kimball Brooker and J. Patrick Gallagher, Jr. The Committee met once in 1996.

AUDIT COMMITTEE

  The Audit Committee assists the Board in carrying out its responsibilities for monitoring management's accounting for the Company's financial results and for the timeliness and adequacy of the reporting of those results; discusses and makes inquiry into the audits of the Company's books made internally and by outside independent auditors, the Company's financial and accounting policies, its internal controls and its financial reporting; and investigates and makes a recommendation to the Board each year with respect to the appointment of independent auditors for the following year. Current members of the Audit Committee are James R. Wimmer (Chairman), T. Kimball Brooker, Jack
M. Greenberg and Philip A. Marineau. The Committee met three times in 1996.

COMPENSATION COMMITTEE

  The Compensation Committee determines the salaries, bonuses and other compensation and terms and conditions of employment of the executive officers and certain key employees of the Company and makes recommendations to the Board of Directors with respect to the Company's compensation plans and policies; provided, however, that the Option Committee of the Board of Directors administers the Company's stock option plans. Current members of the Compensation Committee are J. Patrick Gallagher, Jr. (Chairman), T. Kimball Brooker, Robert E. Gallagher, Jack M. Greenberg, Philip A. Marineau and James
R. Wimmer. The Committee met three times in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  J. Patrick Gallagher, Jr. and Robert E. Gallagher are executive officers of the Company and serve on the Compensation Committee. Both officers abstain from discussion and voting on matters concerning their respective compensation. James R. Wimmer, a director of the Company, is of counsel to Lord, Bissell & Brook, a law firm which provides legal services to the Company.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate filings, including this Proxy Statement, in whole or in part, the following report and the Comparative Performance Graph on page 9 shall not be incorporated by reference into any such filings.

                     REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for determining the total compensation and employment conditions of the Company's executive officers. In determining the total 1996 compensation, the Compensation Committee generally evaluated the executive's contribution to the overall success of the Company in achieving the corporate goals set out below. The business growth and human resources goals were equally weighted in determining the executive's compensation; and, for 1996, the profit goal was weighted significantly less.

  Profit--The immediate profit goals of the Company are expressed in the annual budget. The effort of an individual executive in meeting or exceeding the budget of his or her department or division has historically been an important criterion in the evaluation. Longer term profit goals, as measured against the Company's Three Year Strategic Plan, are also considered in the evaluation. In 1996, the executive officers of the Company generally had difficulty with their respective budgetary goals, and the 1996 pretax profit of the Company increased only slightly over 1995. However, the Compensation Committee recognized the difficult market conditions that prevailed during 1996 and accorded this criterion significantly less weight.

  Business Growth--The Company considers its long term business growth to be a critical factor in the continued success of the Company. Executives are expected to support the Company's acquisition program, which seeks to achieve growth by successfully integrating independent businesses into the corporate structure. Similarly, establishment of operations in new geographic areas, as well as the successful development and marketing of new product lines, are considered necessary to the continued growth of the Company and are included in the evaluation. In 1996, seven businesses were acquired, expanding the Company's geographic presence. The development and marketing of new product lines continued on a basis consistent with prior years. The Company believes that these efforts had a direct impact on the 4% increase in total revenues achieved in 1996 over 1995.

  Human Resources--As a service business, the Company believes that its employees are its greatest asset. Over 50% of the Company's expenses in 1996 were related to the compensation of its employees and related benefit costs. The Company is committed to the successful hiring, training and retaining of people who promote the growth, financial success and management succession of the Company. An executive's ability to manage these resources, as well as the attendant expenses, is a significant criterion. In 1996, the Company's overall success in effectively managing its employees evidenced the commitment of the Company's executive officers, as a group, to the corporate goal of preserving and developing human resources. This was demonstrated by the Company's ability to generate $116,000 in revenue per employee for 1996, one of the highest figures in the industry and an increase from the $112,000 in restated revenue per employee generated during 1995.

  Enhancement of shareholder value is the ultimate goal of the Company. The Compensation Committee believes that its focus on specific corporate goals should result in a strong stock price, improved earnings per share and greater return on stockholders' equity. Earnings per share in 1996 increased by 6% over 1995. This modest increase represents a significant effort on the part of the Company's executive officers during the intense competitive pressures of 1996. The Company's Nonqualified Stock Option Plan represents a significant portion of an executive officer's compensation and directly reflects the Company's performance through its stock price. Option grants to executive officers are determined by the Option Committee of the Board of Directors and are generally based upon more subjective factors than those used by the Compensation Committee. Robert E. Gallagher and Frank M. Heffernan, Jr. served on the Option Committee during 1996 and received no option grants in 1996. The Option Committee considers the recommendations of the executive officers of the Company, the responsibilities of each grantee, his past performance and his anticipated future contribution to the Company.

  The Company has a discretionary bonus pool for executive officers and key employees, contingent upon satisfactory corporate growth and the attainment of predetermined managerial goals. These pre-determined goals are extremely varied and, in the case of the executive officers, are established by the individual officer in conjunction with the Compensation Committee. The goals are too diverse to generalize but typically include meeting or exceeding budgetary guidelines and contribution to the Company's profitability. Attainment of these goals in many cases may be determined by a subjective judgment of the individual supervisor or, in the case of the executive officers, by the Compensation Committee. The eligibility for participation in the bonus pool is determined by the Board. Approximately 50 executive officers and key employees are current participants.

  Amendments to the Internal Revenue Code adopted in 1993 limit the deductibility for federal income tax purposes of certain compensation payable to top executive officers of publicly held corporations. Certain types of compensation are excluded from the limitations. The Company believes that the limitations are not applicable to stock options granted under its stock option plans. With respect to awards under the Company's other incentive compensation plans, the Company is considering whether to make changes to such plans so that future awards will not be subject to the limitations on deductibility.

  Executive officers participate in the Savings and Thrift Plan, Pension Plan and Stock Option Plan, as well as customary employee health benefits and expense reimbursement in accordance with the Company's policy.

  In 1996, the Committee reviewed a report prepared by the Company which compared the compensation of the five most highly compensated executive officers of the Company to the four publicly held competitors of the Company included in the Comparative Performance Graph on Page 9. The Committee targets the middle of its competitors' salary range for its executive officers' compensation. This report indicated that the 1995 compensation of the Company's five most highly compensated executive officers was in the middle range when compared to its publicly-held competitors after making certain adjustments for the size of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The 1996 compensation of J. Patrick Gallagher, Jr., the Company's Chief Executive Officer, decreased by $51,000 or approximately 12% from the total compensation received in 1995. Based upon the Company's excellent performance in 1995, the Compensation Committee recommended a significant increase in Mr. Gallagher's 1996 compensation. Mr. Gallagher voluntarily elected to reduce his compensation in light of wage freezes that were imposed on certain management employees as part of a Company-wide expense control effort. In 1996, Mr. Gallagher also received a stock option grant for 10,000 shares of the Company's Common Stock under the 1988 Nonqualified Stock Option Plan, the same number of shares as the grant he received in 1995.

                                          Compensation Committee
                                          J. Patrick Gallagher, Jr. (Chairman)
                                          Robert E. Gallagher
                                          T. Kimball Brooker
                                          Jack M. Greenberg
                                          Philip A. Marineau
                                          James R. Wimmer

                          SUMMARY COMPENSATION TABLE

  The following table presents information concerning compensation paid or set aside by the Company and its subsidiaries on an accrual basis to or for the benefit of the Chief Executive Officer and each of the other six most highly compensated executive officers of the Company in each of the Company's last three fiscal years.

                                                      LONG TERM
                                          ANNUAL     COMPENSATION
                                       COMPENSATION     AWARDS
                                      -------------- ------------
                                                      SECURITIES   ALL OTHER
                                      SALARY  BONUS   UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR   ($)    ($)   OPTIONS (#)     ($)(1)
---------------------------      ---- ------- ------ ------------ ------------
Robert E. Gallagher............. 1996 275,000    --        --          --
 Chairman                        1995 275,000 30,000       --          --
                                 1994 265,000 30,000       --          --
J. Patrick Gallagher, Jr. ...... 1996 356,000 25,000    10,000       3,000
 President and Chief Executive
  Officer                        1995 356,000 76,000    10,000       1,500
                                 1994 341,250 73,750    15,000       1,500
Michael J. Cloherty............. 1996 346,000 25,000    10,000       3,000
 Executive Vice President and    1995 325,000 85,000    10,000       1,500
  Chief Financial Officer
                                 1994 300,000 67,000    15,000       1,500
Gary M. Van der Voort........... 1996 305,760 15,000    10,000       3,000
 Vice President                  1995 305,760 59,100    10,000       1,500
                                 1994 294,000 57,000    15,000       1,500
Peter J. Durkalski.............. 1996 261,500 20,000    10,000       3,000
 Vice President                  1995 261,500 56,225    10,000       1,500
                                 1994 241,500 54,500    15,000       1,500
James W. Durkin, Jr............. 1996 250,000 15,000    10,000       3,000
 Vice President                  1995 250,000 50,000    10,000       1,500
                                 1994 233,000 38,300    15,000       1,500
Walter F. McClure............... 1996 260,000 15,000     7,500       3,000
 Senior Vice President           1995 260,000 51,150     7,500       1,500
                                 1994 241,000 49,500    10,000       1,500

--------
(1) Indicates amounts contributed by the Company under the 401(k) feature of the Company's Savings and Thrift Plan.

  The following graph demonstrates a five year comparison of cumulative total returns for the Company, the S&P 500 and an Index of Peers comprised of the Company ("AJG & Co."), Alexander & Alexander, Hilb, Rogal and Hamilton, Marsh & McLennan, and Poe & Brown. The comparison charts the performance of $100 invested in the Company, the S&P 500 and the Index of Peers on December 31, 1991, with dividend reinvestment.

                         COMPARATIVE PERFORMANCE GRAPH

                               1991    1992    1993    1994    1995    1996
                               ----    ----    ----    ----    ----    ----
AJG & CO.                       100     129     170     154     184     159
INDEX OF PEERS                  100     123     121     121     165     203
S & P                           100     108     118     120     143     150


DIRECTORS' COMPENSATION

  Directors who are officers of the Company receive compensation in their capacities as such officers and receive no additional compensation for serving as directors.

  Non-employee directors, currently Messrs. Brooker, Greenberg, Marineau and Wimmer, are eligible to receive compensation consisting of nonqualified stock options. In addition, non-employee directors receive an annual retainer of $20,000 per year or, in lieu of the cash retainer, an option to purchase shares of the Company's Common Stock below market value, plus fees of $500 for attendance at each Board meeting or committee meeting on a date other than a Board meeting date. Non-employee directors are reimbursed for travel and accommodation expenses incurred in attending Board or committee meetings. Non-employee directors are not eligible for participation in any other compensation plans of the Company.

  In 1989, the Company's stockholders approved the adoption of the Company's 1989 Non-Employee Directors' Stock Option Plan (the "1989 Plan"), which was subsequently amended in 1990, 1993, 1994 and 1996. The 1989 Plan currently provides that non-employee directors are eligible to be granted nonqualified options to purchase a maximum of 200,000 shares of the Company's Common Stock. The Plan encompasses options granted to non-employee directors at the discretion of the Option Committee of the Company's Board of Directors ("Discretionary Options") and options granted to non-employee directors pursuant to an election made by a non-employee director to receive options in lieu of his annual retainer ("Retainer Options"). Shares issued upon exercise of options granted under the 1989 Plan may be repurchased shares held by the Company or authorized but previously unissued shares.

  Under the 1989 Plan, a Discretionary Option shall be exercisable at such rate and price fixed by the Option Committee. Discretionary Options terminate if not exercised by the date set forth in the 1989 Plan or by such date established by the Option Committee at the time it makes the grant.

  Pursuant to the terms of the 1989 Plan, Messrs. Marineau and Wimmer have elected to receive their annual retainers for 1997 in the form of an option to purchase the Company's Common Stock. Each year on or before two weeks preceding the Company's Annual Meeting of Stockholders, the Option Committee shall determine the number of shares of Common Stock with respect to which a non-employee director may be granted a Retainer Option. The non-employee director's option exercise price per share shall be equal to the Fair Market Value of the Common Stock subject to the Retainer Option less the Annual Retainer, divided by the number of shares subject to the Retainer Option. The option exercise price per share shall be not less than the par value of the Common Stock. "Fair Market Value" is defined as the closing price of the Company's Common Stock as reported on the New York Stock Exchange Consolidated Transaction Reporting System for the day on which the option is granted.

  On May 21, 1996, the Company granted a Retainer Option for 1,000 shares of the Company's Common Stock to each of Messrs. Greenberg, Marineau and Wimmer at an exercise price of $11.875 per share. Such options are exercisable at the rate of one-fourth of such grant each successive quarter commencing August 21, 1996. In addition, on July 18, 1996, the Company granted a Discretionary Option for 5,000 shares of the Company's Common Stock to each of Messrs. Brooker, Greenberg, Marineau and Wimmer at an exercise price of $31.875 per share, which was the closing price for a share of Common Stock as reported on the Consolidated Transaction Reporting System for securities listed on the New York Stock Exchange on that date. Such options are exercisable at the rate of one-third of such grant each successive July 18, commencing July 18, 1997.

  The Company approved a supplemental deferred compensation arrangement, effective July 1, 1996, with Robert E. Gallagher upon his retirement, and to his surviving spouse upon his death, and the surviving spouse of John P. Gallagher, providing for a payment of $100,000 annually, inclusive of any Company pension plan payments, to be paid until the death of each such beneficiary.

SAVINGS AND THRIFT PLAN

  The Company maintains a savings and thrift plan covering substantially all U.S. employees which is qualified under the Internal Revenue Code. Employees are covered by the plan on their date of hire and may generally contribute up to 10% of total compensation on an after-tax basis to the plan. As of January 1, 1994, after-tax contributions are limited to employees with total annual compensation of no more than $66,000 ($80,000 after January 1, 1997). Employees who have attained age 21 and completed a year of service may generally contribute up to the lesser of $8,200 in 1996 and $9,500 in 1997 or 8% of their gross earnings on a pre-tax basis under the 401(k) "salary reduction" feature of the plan up to a maximum salary of $160,000. Effective for plan years beginning after 1994, the maximum includible compensation for an employee for any year may not exceed an overall salary maximum as determined by the Internal Revenue Service ($150,000 in 1996 and $160,000 in 1997). In 1996, the Company matched 50% of any employee's pre-tax contributions up to a maximum 4% of such employee's gross earnings, resulting in a possible maximum matched contribution from the Company of 2% of such employee's gross earnings.

PENSION PLAN

  The Company also maintains a non-contributory defined benefit pension plan covering substantially all domestic employees which is qualified under the Internal Revenue Code. The plan provides an annual pension benefit on normal retirement at age 65 which, when paid in the form of a single life annuity, will equal 1% of final average earnings multiplied by the number of years of credited service, not to exceed 25 years (without any deduction for social security or other offset amounts). A person's earnings for purposes of the plan include all compensation other than allowances such as moving expenses plus any pre-tax contributions under the 401(k) feature of the savings and thrift plan. Effective for plan years beginning after 1988, the maximum includible compensation for a participant for any year may not exceed an overall salary maximum as determined by the Internal Revenue Service ($150,000 in 1996 and $160,000 in 1997). The remuneration for executive officers shown under "Salary" and "Bonus" in the Summary Compensation Table constitutes their earnings during 1996 for purposes of the plan without regard to the Internal Revenue Service's limitation. "Final average earnings" are the highest average earnings received in any five consecutive full calendar years before retirement. Employees' pension rights are fully vested after the earlier of (i) 5 years of service with the Company or (ii) the attainment of age 65.

  The following table shows the estimated annual benefits (which are not subject to deduction for social security or other offset amounts) payable on retirement under the Company's defined benefit plan to persons in specific remuneration and credited years of service classifications assuming (i) the person elects the single life annuity basis providing monthly payments without benefits to his survivors and (ii) the person continues in the employ of the Company at his present rate of remuneration until age 65:

                               PENSION PLAN TABLE

          AVERAGE
        REMUNERATION
       DURING HIGHEST
            FIVE                                            YEARS OF CREDITED
        CONSECUTIVE                                              SERVICE
           YEARS                                         -----------------------
           BEFORE                                                         25 OR
         RETIREMENT                                        15      20     MORE
       --------------                                    ------- ------- -------
        $150,000.......................................  $22,500 $30,000 $37,500
         175,000.......................................   26,250  35,000  43,750
         200,000.......................................   30,000  40,000  50,000
         225,000.......................................   33,750  45,000  56,250
         250,000.......................................   37,500  50,000  62,500

  For purposes of estimating potential pension benefits using the foregoing table, the number of years of credited service as of December 31, 1996 for the executive officers named in the Summary Compensation Table are as follows:
Robert E. Gallagher (25 years), J. Patrick Gallagher, Jr. (21 years), Michael
J. Cloherty (14 years), Peter J. Durkalski (21 years), James W. Durkin, Jr. (20 years), Walter F. McClure (19 years) and Gary M. Van der Voort (25 years). Such pension benefits are in addition to amounts payable to such persons under the Company's savings and thrift plan on their retirement and are subject to certain limitations as required under the Internal Revenue Code.

STOCK OPTION PLANS

  The Company maintains a 1988 Incentive Stock Option Plan and a 1988 Nonqualified Stock Option Plan.

  The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company named in the Summary Compensation Table during the Company's 1996 fiscal year. The exercise price of the options equals the closing price for a share of the Company's Common Stock on the date of the option grant.

                    OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                          INDIVIDUAL GRANTS
                         --------------------
                                      % OF                               POTENTIAL
                                      TOTAL                         REALIZABLE VALUE AT
                         NUMBER OF   OPTIONS                          ASSUMED ANNUAL
                         SECURITIES  GRANTED                       RATES OF STOCK PRICE
                         UNDERLYING    TO                              APPRECIATION
                          OPTIONS   EMPLOYEES                       FOR OPTION TERM(2)
                          GRANTED   IN FISCAL EXERCISE  EXPIRATION ---------------------
NAME                        (#)       YEAR    PRICE ($)    DATE      5% ($)    10% ($)
----                     ---------- --------- --------- ---------- ---------- ----------
Robert E. Gallagher.....      --        --        --          --          --         --
J. Patrick Gallagher,
 Jr.....................   10,000     1.40%    31.875    07/17/06     200,000    508,000
Michael J. Cloherty.....   10,000     1.40%    31.875    07/17/06     200,000    508,000
Gary M. Van der Voort...   10,000     1.40%    31.875    07/17/06     200,000    508,000
Peter J. Durkalski......   10,000     1.40%    31.875    07/18/06     200,000    508,000
James W. Durkin, Jr.....   10,000     1.40%    31.875    07/18/06     200,000    508,000
Walter F. McClure.......    7,500     1.05%    31.875    07/17/06   150,000    381,000

--------
(1) Nonqualified options granted July 18, 1996, exercisable at the rate of 10% of the total option for each calendar year after 1996.
(2) Based on actual option term and annual compounding.

  The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 1996 fiscal year and the number and value of unexercised options to purchase shares of Common Stock held at the end of the Company's 1996 fiscal year by the executive officers of the Company named in the Summary Compensation Table.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                NUMBER OF    NUMBER OF
                                               SECURITIES   SECURITIES      VALUE OF        VALUE OF
                                               UNDERLYING   UNDERLYING    UNEXERCISED     UNEXERCISED
                          NUMBER OF            UNEXERCISED  UNEXERCISED   IN-THE-MONEY    IN-THE-MONEY
                            SHARES     VALUE   OPTIONS AT   OPTIONS AT     OPTIONS AT      OPTIONS AT
                         ACQUIRED ON  REALIZED FY-END (#)   FY-END (#)     FY-END ($)      FY-END ($)
NAME                     EXERCISE (#) ($) (1)  EXERCISABLE UNEXERCISABLE EXERCISABLE(2) UNEXERCISABLE(2)
----                     ------------ -------- ----------- ------------- -------------- ----------------
Robert E. Gallagher.....       --         --        --           --             --              --
J. Patrick Gallagher,
 Jr.....................       --         --     34,000       85,000        212,000         321,000
Michael J. Cloherty.....    24,000    366,000    13,000       78,000          5,000         299,000
Gary M. Van der Voort...       --         --     69,000       81,000        706,000         329,000
Peter J. Durkalski......    51,500    824,000    13,000       81,000          5,000         321,000
James W. Durkin, Jr.....    10,800    172,000    30,000       79,000        166,000         304,000
Walter F. McClure.......     4,500     95,000    39,000       49,000        389,000         189,000

--------
(1) Market value of underlying securities at exercise, minus the exercise price.
(2) Market value of underlying securities at year end, minus the exercise price.

SEVERANCE PAY PLAN

  The Company has a plan for severance compensation to employees after a hostile takeover. The plan defines a hostile takeover to include, among other events, the following events, if not approved by two-thirds of the members of the Board of Directors in office immediately prior to any such events: the election of directors not nominated by the Board of Directors, a business combination, such as a merger, not approved by the holders of 80% or more of the Common Stock and the Board of Directors or not meeting various "fair price" criteria, or the acquisition of 20% or more of the combined voting power of the Company's stock by any person or entity. All full-time and part-time employees who are regularly scheduled to work 20 or more hours per week and who have completed at least two years of continuous employment with the Company are participants in the plan. A severance benefit is payable under the plan if a participant's employment with the Company terminates voluntarily or involuntarily within two years after a hostile takeover for reasons such as reduction in compensation, discontinuance of employee benefit plans without replacement with substantially similar plans, change in duties or status, certain changes in job location and involuntary termination of employment for reasons other than just cause. For participants who have completed two but less than five years of employment, the benefit is equal to the employee's annual compensation during the year immediately preceding the termination of employment. For employees who have completed five or more years of employment, the benefit is equal to two and one-half times the employee's annual compensation during the 12 months ending on the date of termination of employment, but may not exceed 2.99 times average annual compensation during the preceding five years. Annual compensation is defined for purposes of the plan as the amount of the employee's wages, salary, bonuses and other incentive compensation. Benefits are payable in a lump sum not less than 10 days after termination of employment.

                 PROPOSAL 2--RATIFICATION OF THE APPOINTMENT OF
                       ERNST & YOUNG LLP AS THE COMPANY'S
                    INDEPENDENT AUDITORS FOR THE FISCAL YEAR
                            ENDING DECEMBER 31, 1997

  The Audit Committee has considered the qualifications of Ernst & Young LLP and recommended that the Board of Directors appoint them as independent auditors of the Company for the fiscal year ending December 31, 1997. The Board of Directors desires to obtain stockholders' ratification of the Board's action in such appointment. A resolution ratifying the appointment will be offered at the meeting. If the resolution is not adopted, the adverse vote will be considered as a direction to the Board to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1997 will stand unless the Board finds other good reason for making a change.

  A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

  Ratification requires the affirmative vote by holders of at least a majority of the outstanding shares voting at the Annual Meeting.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                 IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF
                       ERNST & YOUNG LLP AS THE COMPANY'S
                         INDEPENDENT AUDITORS FOR 1997.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office on or before November 28, 1997 to be considered for inclusion in the Company's proxy materials for that meeting.

                                 OTHER MATTERS

  The Company knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting or any adjournment thereof, such matters will be acted upon by the persons named as proxies in the accompanying proxy according to their best judgment in the best interests of the Company.

  The Annual Report of Stockholders containing financial statements for the year ended December 31, 1996, and other information concerning the Company is being furnished to the stockholders but is not to be regarded as proxy soliciting material.

  Each stockholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Your prompt response is helpful and your cooperation will be appreciated.

Dated: March 28, 1997

                                          By Order of the Board of Directors

                                          CARL E. FASIG
                                          Secretary

    -                                                                      -

PROXY                                                                      PROXY
                                     LOGO
                           ARTHUR J. GALLAGHER & CO.
                               TWO PIERCE PLACE
                            ITASCA, ILLINOIS 60143

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert E. Gallagher and J. Patrick Gallagher, Jr., or either of them, as attorneys and proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of voting stock of Arthur J. Gallagher & Co. held of record by the undersigned on March 24, 1997, at the annual meeting of stockholders to be held on May 20, 1997 or any adjournment thereof.

     IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THIS PROXY IS REVOCABLE AT ANY TIME.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                 (Continued and to be signed on reverse side.)

                           ARTHUR J. GALLAGHER & CO.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]



1. Election/Ratification of Directors--Class I Nominees for term expiring in 2000 are T. Kimball Brooker, J. Patrick Gallagher, Jr. and James R. Wimmer; and for ratification of the appointment of Frank M. Heffernan, Jr. to fill a vacant directorship in Class II with a term expiring in 1998.

   ----------------------------------------------------------------------------
   Nominee Exception

                For All
   For Withheld Except
   [ ]   [ ]     [ ]



   -----------------------------------------------------------------------------
          The Board of Directors Recommends a Vote "FOR" Each of the
                               Listed Proposals.
   -----------------------------------------------------------------------------

2. Ratification of the appointment of Ernst & Young LLP as the independent auditors of the Corporation for 1997.

   For Against Abstain
   [ ]   [ ]     [ ]




                                    Dated: _______________________________, 1997

                         Signature(s) __________________________________________


                         -------------------------------------------------------
                         IMPORTANT: PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS OPPOSITE. IN THE CASE OF JOINT HOLDERS, ALL SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINIS-TRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE
                         AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICE
                         R. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME
                         BY AUTHORIZED PERSON. THE BOARD OF DIRECTORS
                         RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.